                                                                    EXHIBIT 10.2




UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------- x
BRETT WHITON, on behalf of himself  :
and all others similarly situated,  :             97 Civ. 1457 (SS)
                                    :
                   Plaintiff,       :
                                    :             NY Co. Clerk's
         - v  -                     :             Index No. 601029/97
                                    :
WIDECOM, INC., RAJA S. TULI, and    :
SUNEET S. TULI,                     :
                                    :
                   Defendants.      :
                                    :
-----------------------------------x

RICHARD BENJAMIN, on behalf of      :
himself and all others similarly    :
situated,                  .        :             97 Civ. 2606 (RWS)
                                    :             NY Co. Clerk's
                   Plaintiff,       :             Index No. 601/06/97
                                    :
   -        v. -                    :
                                    :
WIDECOM, INC., RAJA S. TULI, and    :
SUNEET S. TULI,                     :
                                    :
                   Defendants.      :
                                    :
-----------------------------------x

ANTHONY HAND, on behalf of himself  :
and all others similarly situated,  :             97 Civ. 1498 (SS)
                                    :
                   Plaintiff,       :
                                    :
   -        v. -                    :
                                    :
WIDECOM, INC., RAJA S. TULI, and    :
SUNEET S. TULI,                     :
                                    :
                   Defendants.      :
                                    :
-----------------------------------x



                              SETTLEMENT AGREEMENT

         WHEREAS, plaintiffs Brett Whiton, Richard Benjamin and Anthony Hand (the "Plaintiffs"), filed Complaints (collectively, the "Complaint") in these actions (collectively, the "Action") asserting claims on behalf of a class consisting of all persons or entities who owned the 1,897,500 publicly-traded warrants ("Warrants") issued in connection with the public offering of Widecom Group Inc. ("Widecom") in December 1995, at $.l0 per Warrant (the "Warrants Offering"), at the close of business on February 10, 1997, excluding defendants and any of their parents, subsidiaries or affiliates (as those terms are used in the federal securities laws), as well as the directors and officers of defendants and members of the immediate families, affiliates, successors and assigns of those directors and officers;

                  WHEREAS, on February 27, 1997, Plaintiff Whiton filed his complaint in New York State Supreme Court, New York County, asserting the claims alleging breach of contract, breach of fiduciary duty, unjust enrichment and violation of New York General Business Law o 349, in connection with Widecom's press release issued on February 10, 1997 calling for the redemption of the Warrants on March 13, 1997 at a price of $.10 per Warrant (the "Redemption"), and including a request for injunctive relief;

                  WHEREAS, on March 4, 1997, defendants removed Plaintiff Whiton's Complaint to the United States District Court for the Southern District of New York (the "Court");

                  WHEREAS, on March S, 1997, Plaintiff Whiton applied to the Court for a temporary restraining order with respect to the Redemption and a hearing on Plaintiff's request that the Court preliminarily enjoin the Redemption;

                  WHEREAS, on March 5, 1997, at the hearing on Plaintiff's application, the Court denied the request for a temporary restraining order but set a briefing schedule and a hearing date on Plaintiff's request for preliminary injunctive relief;

                  WHEREAS, on March 3, 1997, Plaintiff Richard Benjamin filed a complaint in New York State Supreme Court, County of New York, alleging the same claims against the same defendants and seeking the same relief;

                  WHEREAS, on March 5, 1997, Plaintiff Anthony Hand filed a complaint in this Court alleging the same claims against the same defendants and seeking the same relief as Plaintiff Whiton;

                  WHEREAS, prior to seeking equitable relief, Plaintiffs' counsel had submitted to Whale Securities L.P., Co. ("Whale") the underwriter on Warrants Offering, certain detailed proposals for settling the Action;

                  WHEREAS, on March 6, 1997, after vigorous negotiations between Widecom and Whale, during which Whale consulted with Plaintiffs' counsel, an agreement was reached substantially modifying the Redemption upon terms substantially similar to those proposed by Plaintiffs' counsel and pursuant to that agreement Whale pledged to provide its contractually required consent to the Redemption;

                  WHEREAS, by letter dated March 7, 1997, Plaintiffs' counsel (also referred to herein as "Class Counsel") advised the Court of the agreement between Widecom and Whale, that Class Counsel were studying the agreement to determine how they should proceed, and that, by reason of one of the terms of the agreement; requested an adjournment of the preliminary injunction hearing to March 27, 1997;

                  WHEREAS, by memo endorsement dated March 10, 1997, the Court granted Plaintiffs' request for an adjournment to March 27, 1997 and set a new briefing schedule;

                  WHEREAS, counsel for Plaintiffs and Defendants continued to negotiate refinements and additional terms to the agreement reached between Widecom and Whale;

                  WHEREAS, on March 18, 1997, Widecom and Plaintiffs reached a settlement of the Action embodied in a signed Memorandum of Understanding;

                  WHEREAS, on March 18, 1997, counsel for the parties advised the Court of the settlement and counsel for Plaintiffs withdrew the application for a preliminary injunction hearing;

                  WHEREAS, on April 8, 1997, for purposes of facilitating consolidation and resolution of the Action, Plaintiff Benjamin's action was removed to this Court as a related case;

                  WHEREAS, Defendants Widecom, Raja S. Tuli and Suneet S. Tuli (collectively "Defendants") have denied any liability or wrongdoing in connection with the matters asserted in the Complaint, and maintained that their conduct was in all respects proper and lawful;

                  WHEREAS, Plaintiffs, through counsel, have investigated and analyzed the factual circumstances underlying the issues raised by the complaint, analyzed the applicable law, and consulted with certain experts and consultants;

                  WHEREAS, on the basis of such investigation, analysis and consultation, Plaintiffs have determined that, after taking into account the substantial benefits conferred on the Class by this Settlement Agreement (the "Settlement Agreement"), the risks involved in establishing a right to recovery on behalf of the Class and the likelihood that continued litigation would be protracted and expensive, the settlement of the Action provided for by this Settlement Agreement is fair, reasonable and adequate to the Class;

                  WHEREAS, although satisfied that the claims asserted in the Complaint are without merit, Defendants consider it desirable and in the best interest of all concerned, including the Class, to settle the Action in the manner and upon the terms and conditions provided for by the Settlement Agreement in order to avoid further expense, inconvenience and distraction of litigation and in order to put to rest the claims that have been asserted, or that could have been asserted, in the Action;

                  WHEREAS, the terms and conditions of this Settlement Agreement are the result of arm's-length negotiations between and among the Plaintiffs and Defendants;

                  NOW THEREFORE, IT IS HEREBY AGREED by an among the Parties hereto, acting through their respective duly authorized attorneys, that this Action shall be dismissed on the merits, with prejudice, and shall be settled and compromised, subject to the approval of the United States District Court for the Southern District of New York (the "Court"), upon the following terms and conditions (all of which terms and conditions are referred to as the "Settlement").

                                    ARTICLE 1

                                   DEFINITIONS

         The following definitions shall apply throughout this Settlement
Agreement:

                  1.1 "Class" means all persons or entities who owned Warrants at the close of business February 10, 1997. Excluded from the Class are Defendants and any of their parents, subscribers, or affiliates (as defined in the federal securities laws) as well as the directors and officers of Defendants and members of the immediate families, affiliates, successors, and assigns of those directors and officers.

                  1.2 "Class Member" means any person (including any natural and any legal person or entity) who falls within the definition of the Class.

                  1.3 "Effective Date" means the date upon which

         (a) final judgment substantially in the form attached as Exhibit A hereto (the "Final Order and Judgment") has been entered by the Court pursuant to the Settlement Agreement; and

         (b) the time has expired in which any person with standing may appeal that order without any appeal having been taken, or, if an appeal has been taken, the appeal shall have been finally determined (subject to no right to further review or appeal) or resolved without the terms of the Settlement Agreement being revised, vacated, or modified in any respect not agreed to in writing by the parties.

                  1.4 "The Parties" means the Plaintiffs, the Class Members and Defendants.

                                    ARTICLE 2

                   CONSIDERATION TO THE SETTLING CLASS MEMBERS

                  2.1 Reduction in Exercise Price. The exercise price of Widecom's publicly-traded Warrants will be reduced from $4.00 per share to $3.00 per share. In addition, Widecom will extend the Redemption until at least April 4, 1997, and will exclude one-half of the Warrants from Redemption. After the Warrant Redemption date, the exercise price of unredeemed and unexercised Warrants subject to this Agreement will revert to $4.00 per share.

                  2.2 Replacement Warrants. For class members who held Warrants as of February 10, 1997 and sold such Warrants prior to the close of business on March 5, 1997, upon evidence of such transactions to the Company, the Company will issue one replacement Warrant for each Warrant sold. The Replacement Warrants will be marketable (upon effective date of registration) and will have an exercise price of $4.00 per share. Such Replacement Warrants shall be non-redeemable by the Company for one year commencing on the Warrant Redemption date. The Company shall use its best efforts to effect registration of the Replacement Warrants as soon as practicable.

                  2.3 Board of Directors. The Company will expand the Board of Directors to include a new member who will be an outside director with no current ties to the Company or its current Board members. The Company will propose a nominee to serve as the new outside director. Prior to any formal nomination the Company will provide plaintiffs' counsel with material information regarding such nominee's independence and will solicit input regarding possible nominees and their independence from plaintiffs' counsel.

                  2.4 Chief Operating Officer. The Company shall hire an independent Chief Operating Officer with no present ties to the Company or members of its Board.

                                    ARTICLE 3

                               DISCHARGE OF CLAIMS

                  3.1 Release to Defendants. Upon the Effective Date, Plaintiffs, on their own behalf and on behalf of Class Members, their heirs, joint-tenants, tenants-in-common, spouses, beneficiaries, executors and administrators, successors, assigns and any persons they represent, will provide a release running from every class member releasing each defendant and all officers and directors of WideCom, whether or not specifically named as a defendant in the Complaint, from any and all claims, demands, matters, issues, rights, actions, suits, liabilities and causes of action, whether known or unknown, suspected or unsuspected, fixed or contingent of every nature and description whatever that are, have been, could have been or in the future might be asserted by Plaintiffs or any member of the Class either in this Action or any other action based on the acts alleged in the Complaint. In addition, each of the class members will release each of the defendants from any claim related to the proposed Redemption announced February 10, 1997 arising out of or relating to any action by defendants as it relates to any class members' ownership, purchase or sale of Warrants issued by Widecom (or "the Company") from December 18, 1995 to the date of the release. Moreover, the class members will expressly release in the Final Order and Judgment, the form of which is annexed hereto as Exhibit A, any such claim whether it is based on state, federal, or common law (the "Released Claims")

                  3.2 Release to Plaintiffs and Class Counsel. Defendants and members of the Class shall conclusively release Plaintiffs and their counsel from any and all claims which they could assert arising out of the Released Claims or the prosecution or settlement of the Action.

                  3.3 Effect of Releases. Upon the Effective Date, this Settlement Agreement and the Court's approval thereof may be pleaded as a full and complete defense to any action, suit or other proceeding that may be instituted, prosecuted or attempted with respect to any of the Released Claims or any of the claims released by Articles 3.1 and 3.2 above. No Class Member may pursue or litigate any of the Released

Claims or any of the claims released by Article 3.1 above during the pendency of any appeal from the entry of the Final Order and Judgment.

                                    ARTICLE 4

                            NO OPPORTUNITY TO OPT-OUT

         Since inconsistent or varying adjudications with respect to the rights of individual members of the Class with respect to the Redemption would establish incompatible standards of conduct for Defendants, as a practical matter the settlement for which Plaintiffs seek approval will be dispositive of the interests of all members of the Class, and the conduct of Defendants that Plaintiffs complained was wrongful was generally applicable to the Class such that Plaintiffs had sought injunctive relief, Class Members shall not be given an opportunity to exclude themselves from the Class and the Settlement.

                                    ARTICLE 5

                  EFFECTIVENESS. IMPLEMENTATION AND SCHEDULING

                  5.1 Order for Preliminary Approval of Settlement. Counsel for the Parties shall jointly apply to the Court for entry of an order substantially in the form attached as Exhibit B hereto (the "Preliminary Approval Order"):

                           (i) preliminarily approving the proposed Settlement;

                           (ii) certifying a class for settlement purposes that
includes all persons or entities Who owned the Warrants at the close of business on February 10, 1997, excluding Defendants and any of their parents, subsidiaries or affiliates (as those terms are used in the federal securities laws), as well as the directors and officers of defendants and members of the immediate families, affiliates, successors and assigns of those directors and officers;

                           (iii) consolidating the actions filed by Plaintiffs
Whiton, Benjamin and Hand and appoint the firms of Chimicles, Jacobsen & Tikellis and Goodkind, Labaton, Rudoff & Sucharow as co-lead counsel for the Class;

                           (iv) prescribing a period of time by which claimants
for Replacement Warrants must submit Proofs of Claim;

                           (v) directing that, if the Court grants preliminary
approval:

                  (a) a hearing shall be held for the purpose of determining whether the Settlement is fair, reasonable and adequate to the Class and to grant such fees to Plaintiffs' counsel as the Court deems appropriate (the "Settlement Hearing");

                  (b) Widecom shall give, at its expense, notice of the proposed Settlement and of the Settlement Hearing, together with a Proof of Claim Form and accompanying instructions for completing that document, in the form collectively attached as Exhibit B-l hereto, by mailing a copy to each Class Member within 45 days of the settlement Hearing;

                  (c) any Class Member who objects to the Settlement may file a written objection with the Court no later than 10 days before the Settlement Hearing and, if the objection is timely filed, be heard at the Settlement Hearing.

                  5.2 Final Order and Judgment. In accordance with the procedures provided in the Preliminary Approval Order, the Parties shall jointly apply to the Court for entry of the Final Order and Judgment substantially in the form annexed hereto as Exhibit A. Such application shall be made no later than seven days before the Settlement Hearing. The Final Order and Judgment shall:

                           (i) approve the Settlement as fair, reasonable and
adequate to the Class;

                           (ii) direct the parties to consummate the Settlement
in accordance with the terms of the Settlement Agreement;

                           (iii) dismiss the Action on the merits with prejudice
and discharge Defendants and all their affiliates, directors, trustees, officers, employees and agents (including attorneys and accountants) from the Released Claims;

                           (iv) bar and enjoin all Class Members from
prosecuting in all jurisdictions, individually or on behalf of themselves, their heirs, joint-tenants, tenants in-common, spouses, beneficiaries, executors and administrators, successors and assigns and any persons they represent, any of the Released Claims;

                           (v) grant such fees to Plaintiffs' counsel as the
Court deems appropriate;

                           (vi) provide that the Court shall retain jurisdiction
over the Action for the purposes of effectuating the Settlement and enforcing the Final Order and Judgment.

                  5.3 Effectiveness of Settlement Agreement. The Settlement Agreement and its terms, other than the term of Article 6.2 requiring Widecom to deposit funds/stock into the Escrow Account, shall become fully effective on the Effective Date. The obligations of the Parties to proceed with procedures relating to obtaining Court approval of the Settlement Agreement shall be effective upon execution of the Settlement Agreement.

                  5.4 Termination of Settlement Agreement. This Settlement Agreement shall be null and void for all purposes if:

                           (i) the Court does not grant preliminary or final
approval of this Settlement Agreement;

                           (ii) the Court does not enter the Final

Order and Judgment or modifies it in any material respect and that modification is not agreed to in writing by the Parties, or

                           (iii) on appellate review, the Final Order and
Judgment or any other Order of the Court implementing the Settlement in accordance with the terms of the Settlement Agreement is reversed, vacated or modified in any material respect and that modification is not agreed to in writing by the Parties. If this Agreement becomes null and void, all negotiations, transactions and proceedings connected with it:

                                    (i) shall be without prejudice to the rights
of any person;

                                    (ii) shall not be deemed or construed to be
evidence or admission of wrongdoing of any kind, or of any liability therefor, on the part of Defendants, or any of their affiliates, directors, trustees, officers, employees or agents; and

                                    (iii) shall not be used directly or
indirectly in any way, either in this Action or in any other action or proceeding before any court, agency or arbitrator.

                                    ARTICLE 6

               COSTS OF NOTICE. ADMINISTRATION AND ATTORNEYS' FEES

                  6.1 Costs of Notice to the Class and Administration of Settlement. At its own expense, WideCom shall provide the notice described in
Article 5.1(u) (b) above and shall provide all accounting, record-keeping or administrative service a necessary for Defendants to implement the Settlement. Class Members and Class Counsel shall not bear any costs incurred in administering the Settlement or providing notices to the Class.

                  6.2 Functions of the Claims Administrator. The administration of the Settlement (including, without limitation, preparing and mailing the Notice and Proof of Claim, verifying and processing the Proof of Claim, and calculating distributions of Replacement Warrants to Class members) shall be performed by a claims administrator of WideCom's selection (the "Claims Administrator"), and will be subject to the oversight of defendants' counsel, Class Counsel and the Court.

                  6.3 Distribution of Replacement Warrants. Subject to the review of defendants' counsel and Class Counsel, the Claims Administrator shall be responsible for determining which Class Members are entitled to a distribution of Replacement Warrants, and for determining the amount of each such person's distribution, as set forth in Section 2.2 above, and for distributing such amounts to the Class members. The Claims Administrator shall provide counsel for defendants and the Class with the results of such determinations and access, upon reasonable request, to sufficient information, including without limitation, the Proofs of Claim and supporting documentation in the possession of the Claims Administrator, to audit the calculation of the distributions.

                  6.4 Proofs of Claim. Each Class Member claiming to be entitled to Replacement Warrants shall be required to submit a separate Proof of Claim, signed under penalty of perjury, and supported by such documents as are specified in the Proof of Claim. The Proof of Claim which shall be sent together with the Notice to the members of the Class shall, inter alia, (a) advise each member of the Class that he, she or it must complete, sign before a Notary Public or subscribe to under penalty of perjury, and submit a timely Proof of Claim in order to be eligible to receive a distribution of Replacement Warrants pursuant to the terms of the Settlement and (b) describe the information and documentation that each member of the Class must provide in order to be able to receive any distribution of Replacement Warrants. Proof reasonably identifying and establishing the beneficial ownership of WideCom Warrants as of February 10, 1997, and the number of such shares, as well as sales of any or all of such warrants by the end of business on March 5, 1997, shall be sufficient to establish entitlement to Replacement Warrants.

                  6.5 Timeliness of Class Claims. All Proofs of Claim must be postmarked or received no later than the date or dates set forth in the Preliminary Approval Order, unless such date or dates shall be extended by the Court. Any member of the Class from whom a valid Proof of Claim is not timely received shall forever be barred from receiving any payments pursuant to this Settlement Agreement, but will in all other respects be subject to the provisions of this Stipulation and the Final Order and Judgment. Class Counsel may, with the agreement of Defendants' counsel, which agreement shall not be unreasonably withheld, extend the deadline for filing Proofs of Claim for a period of no more than sixty (60) days from the deadline set forth in the Preliminary Order without further Court order or notice to the members of the Class. Any extension of the deadline for filing Proofs of Claim beyond sixty
(60) days shall require the permission of the Court.

                  6.6 Jurisdiction Over Claimants. Each claimant for Replacement Warrants shall be deemed to have submitted to the jurisdiction of the District Court with respect to that person's claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to claimant's status as a member of the Class and the amount of the claimant's claim.

                  6.7 Successor Claimants. If a member of the Class who is a claimant for Replacement Warrants is dissolved or merged (if a corporation), or deceased (if an individual), the Claims Administrator may cause distribution of Replacement Warrants to such member of the Class to be delivered to the representative, successor, probate court, executor, heir or beneficiary of such member of the Class upon submission of appropriate documentation providing authority of such person or entity to receive a distribution on behalf of such member of the Class.

                  6.8 Rejection of Claims. Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of counsel for defendants and the Class, who shall determine in accordance with this Settlement Agreement the extent, if any, to which each claim shall be allowed subject to review by the Court. The Claims Administrator will notify all claimants whose Proofs of Claim they have rejected in whole or in part, and will set forth the reasons for the rejection. If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) days after the date of mailing of the notice of rejection, request a review thereof by the Court, setting forth a statement of reasons indicating the claimant's grounds for contesting the rejection along with any supporting documentation, and serve a copy of such request simultaneously upon the Claims Administrator, and Counsel for defendants and the Class. All members of the Class whose claims are not approved by the Court shall be barred from participating in distribution of the Replacement Warrants, but otherwise shall be bound by all of the terms of the Stipulation and any order(s) and/or judgment(s) entered in the Action.

                  6.9 Allocation for Attorneys' Fees and Costs. At the time the parties file papers in support of final approval of the Settlement pursuant to paragraph 8 of the Preliminary Approval Order, Plaintiffs may file with the Court and serve upon Defendants an application for payment in an amount not to exceed $185,000 (plus accrued interest and/or appreciation) as Class Counsel's attorneys' fees and costs, including expert or consultant fees incurred and an incentive award for Plaintiff Whiton not to exceed $5,000. Defendants shall not oppose any application by Plaintiff that does not exceed $185,000 and agree that such fee is fair and reasonable. Subject to court approval, the fee shall be paid as follows:

                  (a) Of the $185,000, at least $70,000 shall be paid in cash, with the remainder to be paid in Widecom common stock or cash in the Company's sole discretion.

                  (b) Within three days of preliminary approval of the proposed settlement by a Court of competent jurisdiction, the Company shall deposit in escrow the full

$185,000. The Company may, in its discretion, deposit the full $185,000 to be placed in escrow by using Widecom common stock.

                  (c) The settlement shall be "Final" when either (i) it is approved by a Court of competent jurisdiction and the date for an appeal therefrom passes with no appeal being filed; or (ii) it is approved by a Court of competent jurisdiction and a timely appeal is filed, a decision is rendered therein upholding the Court's approval, and the time to file a petition for writ of certiorari passes with no writ being filed; or (iii) it is approved by a Court of competent jurisdiction, a timely appeal is filed and decided and a writ of certiorari is filed and a final decision of the Supreme Court upholding the Court's approval is issued.

                  (d) Within two days of the settlement becoming Final, Defendants shall cause the Fee to be paid to Plaintiffs' counsel. To the extent that any portion of the $70,000 cash component of the Fee is secured by common stock in the escrow fund, Plaintiffs' counsel, in its discretion, shall have the right to accept the stock (regardless of its then-current trading price) in lieu of the $70,000 cash or, alternatively, require the company to replace that portion of the stock with $70,000 cash. The Defendants will also guarantee that, based on the trading value of the Widecom stock on the date the Settlement becomes Final, the combination of cash and common stock to be paid to

Plaintiffs' counsel will not be less than $150,000 in the aggregate. If the value of the cash and stock paid to Plaintiffs' counsel is less than $150,000, Defendants shall pay additional cash and/or stock as they so choose, to make the value equal to $150,000. Plaintiffs' counsel shall retain as fees any interest earned on the escrow fund.

                  (e) In calculating the value of the Widecom common stock under this Agreement, the Widecom common stock shall be valued at $4.00 per share, which was the closing price of the stock on Friday, March 7, 1997, the date the parties informally agreed to this settlement.

                  6.10 All Funds in the escrow account shall be deemed to be in custodia legis of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds in the Account are distributed, pursuant to the terms of this Settlement Agreement, to Class Counsel or returned to Defendants.

                  6.11 Except as otherwise provided herein, Plaintiff and Defendants shall bear their own costs, expenses and attorneys' fees in connection with this Action and the entry or enforcement of this Settlement Agreement. No attorneys' fees, costs or expenses shall be borne by Class Members, other than Plaintiffs.

                                    ARTICLE 7

                                  MISCELLANEOUS

                  7.1 Importance of Exhibits. The exhibits to this Settlement Agreement are a substantive and necessary part of this Settlement Agreement.

                  7.2 Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  7.3 Sole and Entire Agreement. This Settlement Agreement and its exhibits contain all the terms agreed upon between the Parties with respect to the subject matter hereof, and it may be amended or modified only by agreement in writing, signed by all the Parties hereto, and may not be modified following approval by the Court without the court's express approval.

                  7.4 Benefit. This Settlement Agreement shall be binding upon and inure to the benefit of any successor or assign of any Party hereto. Nothing in this Settlement Agreement is intended to confer any rights or remedies on any persons other than (i) the Parties; (ii) the Class Members; (iii) any persons against whom claims are released pursuant to paragraph 3.1 above; and (iv) their successors and assigns.

                  7.5 Governing Law. Jurisdiction and Venue. The validity, construction, effect and administration of this Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. This Settlement Agreement shall be enforced only by the Court, and the Court shall maintain jurisdiction over the Action so long as necessary to implement its terms.

                  7.6 No Admission of Liability. This Settlement Agreement and all papers relating to it are not, and shall not be construed to be, an admission by Defendants of either the merits of any of the claims asserted in the Action, of liability with respect to any such claims, or of any wrongdoing whatsoever. This Settlement Agreement and the papers, negotiations, transactions and proceedings relating to it may not be offered or received in evidence in any civil, criminal, arbitration or administrative action or proceeding as an admission on the part of Defendants of any wrongdoing or liability or of the merit of any claim asserted in the Action.

                  7.7 Reasonable Efforts. Counsel for the Parties shall use their best efforts to obtain the entry of the Final Order and Judgment. The Parties and their respective counsel shall take all reasonable steps necessary to effectuate the settlement provided for by this Settlement Agreement.

                  IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their respective counsel as of 1997.

AGREED TO:

Ira A. Schochet                         James J. Coster
Peter E. Zinman                         SATERLEE STEPHENS BURKE
GOODKIND, LABATON, RUDOFF                 & BURKE
  & SUCHAROW, LLP                       230 Park Avenue
100 Park Avenue                         New York, NY  10169
New York, NY  10017                     (212) 818-9200
(212) 907-0700

         and                            Attorneys for Defendants

Nicholas E. Chimicles
Steven A. Schwartz
CHIMICLES, JACOBSEN & TIKELLIS
361 W. Lancaster Avenue
Haverford, PA  19041
(610) 642-8500

PLAINTIFF'S CO-LEAD COUNSEL
Daniel Krasner
WOLF HALDENSTEIN ADLER
FREEMAN & HERZ
270 Madison Avenue
New York, NY 10016
(212) 545-4600

Steven P. Gregory
RITCHIE & REDIKER, LLC
312 North 23rd Street
Birmingham, AL  35203
(205) 251-1288

ATTORNEYS FOR PLAINTIFF
AND THE CLASS